Exhibit 99.1

GENCOR RELEASES SECOND QUARTER FISCAL 2013 RESULTS

May 14th, 2013 (PRIME NEWSWIRE) - Gencor Industries, Inc., (Nasdaq: GENC) announced today that revenue for the second quarter ended March 31, 2013 decreased 8.3% to $17.7 million from $19.3 million for the quarter ended March 31, 2012. Gross margin as a percentage of revenues increased to 24.4% for the quarter ended March 31, 2013 from 21.0% for the quarter ended March 31, 2012. Operating income for the quarter ended March 31, 2013 increased to $1.9 million compared to $1.0 million for the quarter ended March 31, 2012.

The Company had non-operating income of $1.8 million for the quarter ended March 31, 2013 compared to non-operating income of $3.2 million for the quarter ended March 31, 2012. The decrease in non-operating income was to due lower returns on marketable securities.

In April 2013, the Company received a favorable IRS ruling on its research and development tax credits on amended returns filed for tax years 2006 through 2008. Although the final audit results are not complete, the Company has recorded a tax receivable, and reduced its tax provision for the quarter and six months ended March 31, 2013, in the amount of $750,000.

Net income was $3.0 million ($.31 per diluted share) for the quarter ended March 31, 2013, compared to $2.8 million ($.29 per diluted share) for the quarter ended March 31, 2012.

For the six months ended March 31, 2013, the Company had revenue of $22.7 million and net income of $2.0 million ($.21 per diluted share) versus revenue of $26.2 million and net income of $3.6 million ($.38 per diluted share) for the six months ended March 31, 2012.

At March 31, 2013 the Company had $87.8 million in cash and marketable securities compared to $84.7 million at September 30, 2012. Net working capital was $98.9 million at March 31, 2013. The Company has no short or long term interest-bearing debt.

E. J. Elliott, Gencor’s Chairman, stated, “The highway construction industry continues to languish, due to flat Federal spending and states diverting monies away from highway spending. An encouraging sign is that recently some states have approved an increase in their gasoline tax. This should increase the funds available for future highway projects. Gencor continues to focus on producing the highest quality products and improving its manufacturing efficiencies. These efforts have resulted in higher gross profit dollars on lower revenues in the second quarter of fiscal 2013 as compared to 2012.”

Gencor Industries is a diversified, heavy machinery manufacturer for the production of highway construction materials, synthetic fuels and environmental control machinery and equipment used in a variety of applications.

Caution Concerning Forward Looking Statements - This press release and our other communications and statements may contain “forward-looking statements,” including statements about our beliefs, plans, objectives, goals, expectations, estimates, projections and intentions. These statements are subject to significant risks and uncertainties and are subject to change based on various factors, many of which are beyond our control. The words “may,” “could,” “should,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan,” “target,” “goal,” and similar expressions are intended to identify forward-looking statements. All forward-looking statements, by their nature, are subject to risks and uncertainties. Our actual future results may differ materially from those set forth in our forward-looking statements. For information concerning these factors and related matters, see our Annual Report on Form 10-K for the year ended September 30, 2012; (a) “Risk Factors” in Part I, Item 1A and (b) “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Part II, Item 7. However, other factors besides those referenced could adversely affect our results, and you should not consider any such list of factors to be a complete set of all potential risks or uncertainties. Any forward-looking statements made by us herein speak as of the date of this press release. We do not undertake to update any forward-looking statement, except as required by law.

Contact: Eric Mellen

407-290-6000